Exhibit 99.1

 Eagle Bulk Shipping Inc. Reports Results for the Fourth Quarter of 2023

STAMFORD, CT, March 1, 2024 -- Eagle Bulk Shipping Inc. (NYSE: EGLE) (“Eagle” or the “Company”), one of the world’s largest owner-operators within the midsize drybulk vessel segment, today reported financial results for the quarter and year ended December 31, 2023.

Quarter Highlights:

•Generated Revenues, net of $104.6 million
◦Achieved TCE(1) of $16,169 / day based on TCE Revenues(1) of $74.8 million

•Realized net income of $6.7 million, or $0.71 per basic share
◦Adjusted net income(1) of $13.0 million, or $1.39 per basic share(1)

•Generated EBITDA(1) of $28.2 million
◦Adjusted EBITDA(1) of $36.3 million

•Declared a quarterly dividend of $0.60 per share for the fourth quarter of 2023
◦Dividend is payable on March 21, 2024 to shareholders of record at the close of business on March 13, 2024

Annual Highlights:

•Generated Revenues, net of $393.8 million
◦Achieved TCE(1) of $13,738 / day based on TCE Revenues(1) of $253.0 million

Merger Update:

•On December 11, 2023, the Company announced that it had entered into a definitive agreement to combine with Star Bulk (NASDAQ: SBLK) in an all-stock merger.

•Under the terms of the Merger Agreement, Eagle shareholders will receive 2.6211 shares of Star Bulk common stock for each share of Eagle common stock owned.
◦Currently equates to a total consideration of approximately $62.57 per share, or a 40% premium over the Company’s closing price of $44.85 on December 8, 2023.

•A special meeting of Eagle shareholders will be held on April 5, 2024 to vote on the proposals necessary to complete the merger.

•Following the close of the transaction, Star Bulk and Eagle shareholders will own approximately 71% and 29% of the combined company on a fully diluted basis, respectively(2).

Recent Developments:

•Converted $34.75 million of Convertible Bond Debt into 1.1 million shares of Common Stock

•Executed agreement to sell a 2009-built scrubber-fitted Supramax bulkcarrier (Crested Eagle) for $14.4 million
◦Sale is expected to close in the second quarter

•Executed agreement to sell a 2009-built scrubber-fitted Supramax bulkcarrier (Stellar Eagle) for $14.7 million
◦Sale is expected to close in the second quarter

•Coverage position for the first quarter of 2024 is as follows:
◦90% of owned available days fixed at an average TCE of $15,000

Eagle’s CEO Gary Vogel commented, “We saw a meaningful improvement to our bottom line in Q4, reflecting both a strong recovery in freight rates and an increase in our relative performance against the market. We outperformed the benchmark BSI (Baltic Supramax Index) by 20% during the period, achieving a net TCE of $16,169.

Following two extraordinary years for the drybulk market during which Eagle generated record profits, freight rates came off significantly in 2023 against a backdrop of unwinding congestion. Notwithstanding the weaker landscape, we generated a net TCE of $13,738 for 2023, representing an outperformance of 28% against the BSI. The strength of our commercial platform coupled with our well-timed vessel sale and purchase activities, helped us secure Eagle’s third straight year of positive earnings with total net income exceeding $450 million for the 2021-2023 period.

On the strategic front, 2023 turned out to be a pivotal year for our company. In May, we increased our financial flexibility by executing a $175 million upsize and extension to our credit facility. In June, we opportunistically repurchased $220 million worth of our common stock, or 3.8 million shares, at a meaningful discount to our Net Asset Value (“NAV”). And, in December, we entered into a definitive agreement to merge with Star Bulk. This transformative transaction, which awaits shareholder approval, has been well received by the market, unlocking immediate value for our investors. We see further benefits to the equity resulting from the proforma company’s scale and the expectation that it will achieve meaningful revenue and cost synergies of more than $50 million per annum. This merger will create a global leader in drybulk shipping, boasting a fleet of nearly 170 vessels and a pro-forma market cap of over $2.7 billion(3).

Looking ahead, although Q1 is historically the weakest period, the 2024 market is off to a strong start on the back of supply side disruptions. As of today, we have fixed approximately 90% of our owned available days, at a net TCE of $15,000.

Fleet Operating Data

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Ownership Days	4,784	4,837	19,209	19,261
Owned Available Days	4,627	4,644	18,418	18,243

1 A non-GAAP financial measure. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of non-GAAP financial measures and how they are calculated are also included below under the heading "Supplemental Information - Non-GAAP Financial Measures."
2 As of the date of the proxy statement/prospectus filed by the Company with the SEC on February 12, 2024.
3 As of February 29, 2024.

Results of Operations for the three months and years ended December 31, 2023 and 2022

For the three months ended December 31, 2023, the Company reported net income of $6.7 million, or basic and diluted net income per share of $0.71 and $0.63, respectively. In the comparable quarter of 2022, the Company reported net income of $23.3 million, or basic and diluted net income per share of $1.79 and $1.50, respectively.

For the three months ended December 31, 2023, the Company reported adjusted net income of $13.0 million, which excludes costs incurred directly related to the Proposed Merger of $6.3 million and net unrealized losses on FFAs and bunker swaps of $0.1 million, or basic and diluted adjusted net income per share of $1.39 and $1.13, respectively. In the comparable quarter of 2022, the Company reported adjusted net income of $35.9 million, which excludes net unrealized losses on FFAs and bunker swaps and impairment of operating lease right-of-use assets of $10.4 million and $2.2 million, respectively, or basic and diluted adjusted net income per share of $2.76 and $2.28, respectively.

For the year ended December 31, 2023, the Company reported net income of $22.7 million, or basic and diluted net income per share of $2.05 and $1.96, respectively. For the year ended December 31, 2022, the Company reported net income of $248.0 million, or basic and diluted net income per share of $19.09 and $15.57, respectively.

For the year ended December 31, 2023, the Company reported adjusted net income of $30.2 million, which excludes costs incurred directly related to the Proposed Merger of $6.3 million, impairment of operating lease right-of-use assets and net unrealized losses on FFAs and bunker swaps of $0.7 million and $0.5 million, respectively, or basic and diluted adjusted net income per share of $2.73 and $2.48, respectively. For the year ended December 31, 2022, the Company reported adjusted net income of $256.3 million, which excludes a loss on debt extinguishment, impairment of operating lease right-of-use assets and net unrealized losses on FFAs and bunker swaps of $4.2 million, $2.2 million and $1.9 million, respectively, or basic and diluted adjusted net income per share of $19.73 and $16.08, respectively.

Revenues, net

Revenues, net for the three months ended December 31, 2023 were $104.6 million, compared to $151.4 million for the comparable quarter of 2022. Revenues, net decreased $46.9 million primarily due to lower rates on both time and voyage charters as well as a decrease in chartered-in days, each driven by a decline in the drybulk market.

Revenues, net for the year ended December 31, 2023 were $393.8 million, compared to $719.8 million for the year ended December 31, 2022. Revenues, net decreased $326.0 million primarily due to lower rates on both time and voyage charters as well as a decrease in chartered-in days, each driven by a decline in the drybulk market.

Voyage expenses

Voyage expenses for the three months ended December 31, 2023 were $23.9 million compared to $42.7 million for the comparable quarter of 2022. Voyage expenses decreased $18.7 million primarily due to an $11.6 million reduction in bunker consumption expenses primarily due to decreases in both voyage charters and bunker prices, a $6.4 million reduction in port expenses due to a decrease in voyage charters and lower fuel surcharges and a $0.6 million decrease in broker commissions due to lower freight rates driven by a decline in the drybulk market.

Voyage expenses for the year ended December 31, 2023 were $106.7 million, compared to $163.4 million for the year ended December 31, 2022. Voyage expenses decreased $56.7 million primarily due to a $37.0 million reduction in bunker consumption expenses primarily due to decreases in both voyage charters and bunker prices, a $15.5 million reduction in port expenses due to a decrease in voyage charters and lower fuel surcharges and a $4.1 million decrease in broker commissions due to lower freight rates driven by a decline in the drybulk market.

Vessel operating expenses

Vessel operating expenses for the three months ended December 31, 2023 were $29.4 million compared to $35.7 million for the comparable quarter of 2022. Vessel operating expenses decreased $6.3 million primarily due to a $2.6 million decrease in repair costs driven by lower discretionary spending on upgrades, including on newly acquired ships and fewer unscheduled repairs, a $1.9 million decrease in the cost of stores and spares, a $0.7 million decrease in vessel start-up costs and a $0.5 million decrease in lube costs. Ownership days for the three months ended December 31, 2023 were 4,784, compared to 4,837 for the comparable quarter in 2022.

Adjusted vessel operating expenses(1), which excludes one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of the Company’s vessels and discretionary hull and hold upgrades for the three months ended December 31, 2023 were $29.4 million compared to $33.8 million for the comparable quarter of 2022. Adjusted vessel operating expenses decreased $4.4 million primarily due to a $1.9 million decrease in the cost of stores and spares, a $1.6 million decrease in repair costs driven by lower discretionary spending on upgrades and a $0.4 million decrease in lube costs. Average daily adjusted vessel operating expenses(1) (“Adjusted DVOE”) for the three months ended December 31, 2023 were $6,140, compared to $6,996 for the comparable quarter of 2022.

Vessel operating expenses for the year ended December 31, 2023 were $120.5 million, compared to $123.9 million for the year ended December 31, 2022. Vessel operating expenses decreased $3.5 million due to a $2.0 million decrease in the cost of stores and spares, a $1.9 million decrease in repair costs driven by lower discretionary spending on upgrades, including on newly acquired ships and fewer unscheduled repairs, a $1.8 million decrease in lube costs and a $0.6 million decrease in insurance costs, partially offset by a $3.5 million increase in crewing costs driven by higher compensation and increased crew changes as a result of a change in crew managers.

Adjusted vessel operating expenses for the year ended December 31, 2023 were $116.9 million compared to $120.3 million for the year ended December 31, 2022. Adjusted vessel operating expenses decreased $3.4 million primarily due to a $2.0 million decrease in the cost of stores and spares, a $1.9 million decrease in lube costs, a $0.9 million decrease in repair costs driven by fewer unscheduled repairs and a $0.6 million decrease in insurance costs, partially offset by a $2.9 million increase in crewing costs driven by higher compensation. Adjusted DVOE for the year ended December 31, 2023 were $6,086, compared to $6,244 for the year ended December 31, 2022.

Charter hire expenses

Charter hire expenses for the three months ended December 31, 2023 were $5.5 million, compared to $17.3 million for the comparable quarter of 2022. Charter hire expenses decreased $11.8 million due to a decrease in chartered-in days (393 for the three months ended December 31, 2023 as compared to 979 for the comparable quarter in 2022) as well as a decrease in charter hire rates as a result of a decline in the drybulk market.

Charter hire expenses for the year ended December 31, 2023 were $36.5 million, compared to $81.1 million for the year ended December 31, 2022. Charter hire expenses decreased $44.6 million primarily due to a decrease in chartered-in days (2,708 for the year ended December 31, 2023 as compared to 4,081 for the year ended December 31, 2022) as well as a decrease in charter hire rates as a result of a decline in the drybulk market.

Depreciation and amortization

Depreciation and amortization for the three months ended December 31, 2023 was $15.5 million, compared to $15.9 million for the comparable quarter of 2022. Depreciation and amortization decreased $0.4 million primarily due to a $1.1 million decrease in depreciation due to a change in our estimated vessel scrap value from $300 per lwt to $400 per lwt, effective January 1, 2023 and a $0.2 million decrease in depreciation from a decrease in installed vessel improvements, partially offset by a $1.0 million increase in depreciation from the net impact of vessels acquired and sold during the respective periods.

Depreciation and amortization for the year ended December 31, 2023 was $60.5 million, compared to $61.2 million for the year ended December 31, 2022. Depreciation and amortization decreased $0.6 million primarily due to a $4.0 million decrease in depreciation due to a change in our estimated vessel scrap value from $300 per lwt to $400 per lwt, effective January 1, 2023, partially offset by a $2.6 million increase in depreciation from the net impact of vessels acquired and sold during the respective periods and a $0.8 million increase in deferred drydocking cost amortization due to higher costs on drydockings completed in 2023.

General and administrative expenses

General and administrative expenses for the three months ended December 31, 2023 were $10.7 million, compared to $11.6 million for the comparable quarter of 2022. General and administrative expenses decreased $0.9 million primarily due to a $0.8
1 These are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading “Supplemental Information - Non-GAAP Financial Measures.”

million decrease in professional fees and a $0.4 million decrease in employee-related costs, partially offset by a $0.3 million increase in stock-based compensation expenses.

General and administrative expenses for the year ended December 31, 2023 were $43.6 million, compared to $41.2 million for the year ended December 31, 2022. General and administrative expenses increased $2.4 million primarily due to a $1.4 million increase in stock-based compensation expense and a $0.7 million increase in employee-related costs.

Other operating expense

Other operating expense for the three months ended December 31, 2023 was $6.5 million, compared to $1.2 million for the comparable quarter of 2022. Other operating expense for the three months ended December 31, 2023 was primarily comprised of $6.3 million of costs associated with the Proposed Merger. Other operating expense for the three months ended December 31, 2022 was primarily comprised of costs related to a 2021 U.S. government investigation into an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair.

Other operating expense for the year ended December 31, 2023 was $7.3 million, compared to $3.8 million for the year ended December 31, 2022. Other operating expense for the year ended December 31, 2023 was comprised of $6.3 million of costs associated with the Proposed Merger and $1.0 million of costs related to a 2021 U.S. government investigation into an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. Other operating expense for the year ended December 31, 2022 was comprised of $2.4 million of costs associated with a corporate transaction that did not materialize and $1.4 million of costs related to a 2021 U.S. government investigation into an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair.

Interest expense

Interest expense for the three months ended December 31, 2023 was $7.6 million, compared to $4.0 million for the comparable quarter of 2022. Interest expense increased $3.6 million primarily due to the upsize of, and increased amounts borrowed under, the Global Ultraco Debt Facility, along with the effect of higher interest rates.

Interest expense for the year ended December 31, 2023 was $23.6 million, compared to $17.0 million for the year ended December 31, 2022. Interest expense increased $6.6 million primarily due to the upsize of, and increased amounts borrowed under, the Global Ultraco Debt Facility, along with the effect of higher interest rates.

Interest income

Interest income for the three months ended December 31, 2023 was $1.6 million, compared to $1.8 million for the comparable quarter of 2022. Interest income decreased $0.3 million primarily due to lower average cash balances.

Interest income for the year ended December 31, 2023 was $6.7 million, compared to $2.9 million for the year ended December 31, 2022. Interest income increased $3.8 million primarily due to the impact of higher interest rates on the Company’s cash balances.

Realized and unrealized (gain)/loss on derivative instruments, net

For the three months ended December 31, 2023, the Company recorded a net realized and unrealized loss on derivatives of $0.4 million, compared to a net realized and unrealized gain on derivatives of $0.6 million for the comparable quarter of 2022. The $0.9 million decrease was due to market movements as well as lower FFA and bunker swap activity.

For the year ended December 31, 2023, the Company recorded a net realized and unrealized gain on derivatives of $2.0 million, compared to a net realized and unrealized gain on derivatives of $13.9 million for the year ended December 31, 2022. The $11.9 million decrease was due to market movements as well as lower FFA and bunker swap activity.

A summary of outstanding FFAs as of December 31, 2023 is as follows:

FFA Period	Average FFA Contract Price	Number of Days Hedged
Quarter ending March 31, 2024 - Buy Positions	$—	—
Quarter ending March 31, 2024 - Sell Positions	$13,479	540

Liquidity and Capital Resources

The following table presents the cash flow information for the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended
	December 31, 2023	December 31, 2022
Net cash provided by operating activities	$55,937	$298,283
Net cash used in investing activities	(29,120)	(23,692)
Net cash used in financing activities	(95,381)	(171,059)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(68,564)	103,532
Cash, cash equivalents and restricted cash at beginning of year	189,754	86,222
Cash, cash equivalents and restricted cash at end of year	$121,190	$189,754

Net cash provided by operating activities for the year ended December 31, 2023 was $55.9 million, compared to $298.3 million for the year ended December 31, 2022. The decrease in net cash provided by operating activities was primarily driven by a $225.3 million decrease in net income as a result of a decline in the drybulk market.

Net cash used in investing activities for the year ended December 31, 2023 was $29.1 million, compared to $23.7 million for the year ended December 31, 2022. During the year ended December 31, 2023, the Company paid $82.4 million to purchase three vessels and other vessel improvements and paid $2.6 million for the purchase of BWTS. These uses of cash were partially offset by $56.6 million in proceeds from the sale of four vessels. During the year ended December 31, 2022, the Company paid $27.7 million to purchase one vessel and other vessel improvements, paid $7.3 million for the purchase of BWTS and paid $3.6 million as an advance on the purchase of one vessel. These uses of cash were partially offset by $14.9 million in proceeds from the sale of one vessel.

Net cash used in financing activities for the year ended December 31, 2023 was $95.4 million, compared to $171.1 million for the year ended December 31, 2022. During the year ended December 31, 2023, the Company (i) paid $222.9 million to repurchase Common Stock, inclusive of fees, (ii) repaid $49.8 million of term loan under the Global Ultraco Debt Facility, (iii) paid $16.8 million in dividends and (iv) paid $2.3 million for taxes related to net share settlement of equity awards. These uses of cash were partially offset by $123.4 million of proceeds, net of debt issuance costs, from the Revolving Facility under the Global Ultraco Debt Facility and $73.1 million of proceeds, net of debt issuance costs, from the Term Facility under the Global Ultraco Debt Facility. During the year ended December 31, 2022, the Company (i) paid $105.0 million in dividends, (ii) repaid $49.8 million of term loan under the Global Ultraco Debt Facility, (iii) paid $14.2 million to repurchase $10.0 million in aggregate principal amount of Convertible Bond Debt and (iv) paid $2.4 million for taxes related to net share settlement of equity awards.

As of December 31, 2023, our cash and cash equivalents including noncurrent restricted cash was $121.2 million compared to $189.8 million as of December 31, 2022.

A summary of the Company’s debt as of December 31, 2023 and December 31, 2022 is as follows:

	December 31, 2023		December 31, 2022
	Principal Amount Outstanding	Carrying Value	Principal Amount Outstanding	Carrying Value
Convertible Bond Debt (1)	$104,119	$103,890	$104,119	$103,499
Global Ultraco Debt Facility - Term Facility (2)	262,950	257,645	237,750	230,983
Global Ultraco Debt Facility - Revolving Facility (3)	125,000	122,268	—	—
	$492,069	$483,803	$341,869	$334,482
(1)$104.1 million of principal amount outstanding of Convertible Bond Debt is classified as current as of December 31, 2023.
(2)$49.8 million of principal amount outstanding under the Global Ultraco Debt Facility is classified as current as of December 31, 2023 and December 31, 2022.
(3)As of December 31, 2023 and December 31, 2022, the undrawn revolving facility under the Global Ultraco Debt Facility was $49.1 million and $100.0 million, respectively.
As of December 31, 2023, the effective conversion price of the Convertible Bond Debt equals $31.62 per share of Common Stock. If the market value of the Company’s Common Stock remains above this price, we would expect the holders of the Convertible Bond Debt to elect conversion prior to maturity. Upon conversion of the remaining Convertible Bond Debt, the Company will pay or deliver, as the case may be, either cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, to the holder (subject to shareholder approval requirements in accordance with the indenture that governs the Convertible Bond Debt).

The Company continuously evaluates potential transactions that it expects to be accretive to earnings, enhance shareholder value or are in the best interests of the Company, including without limitation, business combinations, the acquisition of vessels or related businesses, repayment or refinancing of existing debt, the issuance of new securities, share and debt repurchases or other transactions.

Capital Expenditures and Drydocking

Our capital expenditures primarily relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance their revenue earning capabilities, efficiency and/or safety and to comply with relevant regulations.

In addition to acquisitions that we may undertake in future periods, the Company’s other major capital expenditures include funding the Company’s program of regularly scheduled drydocking and vessel improvements necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydockings, drydocking costs are relatively predictable. In accordance with statutory requirements, we expect vessels less than 15 years old are to be drydocked every five years and vessels greater than 15 years old every two and a half years. We intend to fund future drydocking costs with operating cash flows. Generally, drydocking requires us to reposition vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

The following table provides certain information about the estimated costs for anticipated vessel drydockings and improvements in the next four quarters, along with the anticipated off-hire days:

	Projected Costs (1) ($ in millions)
Quarters Ending	Off-hire Days (2)	Drydocks	Vessel Improvements
March 31, 2024	195	$2.3	$0.8
June 30, 2024	205	$7.0	$0.1
September 30, 2024	186	$5.2	$—
December 31, 2024	294	$14.0	$—
(1)We intend to fund these costs with cash from operations, cash on hand or with amounts available under the Global Ultraco Debt Facility.
(2)Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors. Projected off-hire days includes an allowance for unforeseen events.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues, net	$104,589	$151,441	$393,799	$719,847

Voyage expenses	23,949	42,676	106,686	163,385
Vessel operating expenses	29,384	35,718	120,461	123,932
Charter hire expenses	5,520	17,336	36,534	81,103
Depreciation and amortization	15,486	15,914	60,521	61,155
General and administrative expenses	10,715	11,574	43,586	41,184
Impairment of operating lease right-of-use assets	—	2,212	722	2,212
Other operating expense	6,486	1,159	7,346	3,802
Loss/(gain) on sale of vessels	—	28	(19,731)	(9,308)
Total operating expenses	91,540	126,616	356,125	467,465

Operating income	13,049	24,825	37,674	252,382

Interest expense	7,597	3,959	23,602	16,981
Interest income	(1,565)	(1,818)	(6,704)	(2,918)
Realized and unrealized loss/(gain) on derivative instruments, net	366	(578)	(1,952)	(13,859)
(Gain)/loss on debt extinguishment	—	(4)	—	4,169
Total other expense, net	6,398	1,560	14,946	4,373
Net income	$6,651	$23,265	$22,728	$248,009

Weighted average shares outstanding:
Basic	9,320,404	13,003,666	11,090,064	12,989,951
Diluted	12,720,902	16,361,040	14,473,631	16,313,447

Per share amounts:
Basic net income	$0.71	$1.79	$2.05	$19.09
Diluted net income	$0.63	$1.50	$1.96	$15.57

Note: Minor differences in totals may exist due to rounding.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par values)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$118,615	$187,155
Accounts receivable, net of a reserve of $2,916 and $3,169, respectively	30,917	32,311
Prepaid expenses	5,525	4,531
Inventories	24,988	28,081
Collateral on derivatives	2,219	909
Fair value of derivative assets – current	6,824	8,479
Other current assets	458	558
Total current assets	189,546	262,024
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $301,694 and $261,725, respectively	904,298	891,877
Advances for vessel purchases	—	3,638
Operating lease right-of-use assets	7,182	23,006
Other fixed assets, net of accumulated depreciation of $1,393 and $1,623, respectively	1,086	310
Restricted cash – noncurrent	2,575	2,599
Deferred drydock costs, net	38,717	42,849
Fair value of derivative assets – noncurrent	3,136	8,184
Advances for BWTS and other assets	1,414	2,722
Total noncurrent assets	958,408	975,185
Total assets	$1,147,954	$1,237,209
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,245	$20,129
Accrued interest	3,472	3,061
Other accrued liabilities	23,496	24,097
Fair value of derivative liabilities – current	479	163
Current portion of operating lease liabilities	6,153	22,045
Unearned charter hire revenue	4,312	9,670
Current portion of long-term debt – Global Ultraco Debt Facility	49,800	49,800
Current portion of long-term debt – Convertible Bond Debt, net of debt discount and debt issuance costs	103,890	—
Total current liabilities	212,847	128,965
Noncurrent liabilities:
Long-term debt – Global Ultraco Debt Facility, net of debt discount and debt issuance costs	330,113	181,183
Convertible Bond Debt, net of debt discount and debt issuance costs	—	103,499
Fair value of derivative liabilities – noncurrent	1,505	—
Noncurrent portion of operating lease liabilities	2,576	3,173
Other noncurrent accrued liabilities	695	1,208
Total noncurrent liabilities	334,889	289,063

Total liabilities	547,736	418,028

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2023 and 2022	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 9,326,231 and 13,003,702 shares issued and outstanding as of December 31, 2023 and 2022, respectively	93	130
Additional paid-in capital	748,401	966,058
Accumulated deficit	(156,727)	(163,556)
Accumulated other comprehensive income	8,451	16,549
Total stockholders’ equity	600,218	819,181
Total liabilities and stockholders’ equity	$1,147,954	$1,237,209

Note: Minor differences in totals may exist due to rounding.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$22,728	$248,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	46,522	47,911
Noncash operating lease expense	22,616	30,233
Amortization of deferred drydocking costs	13,999	13,244
Amortization of debt discount and debt issuance costs	2,738	2,130
Loss on debt extinguishment	—	4,169
Impairment of operating lease right-of-use assets	722	2,212
Gain on sale of vessels	(19,731)	(9,308)
Unrealized loss on derivative instruments, net	496	1,933
Stock-based compensation expense	7,492	6,108
Drydocking expenditures	(14,397)	(18,422)
Changes in operating assets and liabilities:
Accounts payable	1,364	(257)
Accounts receivable	1,384	(4,141)
Accrued interest	411	185
Inventories	3,092	(10,429)
Operating lease liabilities current and noncurrent	(24,732)	(30,227)
Collateral on derivatives	(1,310)	14,172
Fair value of derivatives, other current and noncurrent assets	36	(105)
Other accrued liabilities	(1,140)	4,452
Prepaid expenses	(994)	(1,170)
Unearned charter hire revenue	(5,359)	(2,416)
Net cash provided by operating activities	55,937	298,283

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(82,355)	(27,676)
Advances for vessel purchases	—	(3,638)
Purchase of scrubbers and ballast water treatment systems	(2,648)	(7,307)
Proceeds from hull and machinery insurance claims	174	286
Net proceeds from sale of vessels	56,609	14,917
Purchase of other fixed assets	(900)	(274)
Net cash used in investing activities	(29,120)	(23,692)

Cash flows from financing activities:
Proceeds from Revolving Facility, net of debt issuance costs – Global Ultraco Debt Facility	123,361	—
Proceeds from Term Facility, net of debt issuance costs – Global Ultraco Debt Facility	73,125	—
Repayment of Term Facility – Global Ultraco Debt Facility	(49,800)	(49,800)
Repurchase of Convertible Bond Debt	—	(14,181)
Debt issuance costs paid to lenders	—	(18)
Other financing costs	(103)	—

Repurchase of Common Stock and associated fees – related party	(222,889)	—
Proceeds from equity offerings, net of issuance costs	—	201
Cash paid for taxes related to net share settlement of equity awards	(2,297)	(2,355)
Cash received from exercise of stock options	—	85
Dividends paid	(16,778)	(104,991)
Net cash used in financing activities	(95,381)	(171,059)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(68,564)	103,532
Cash, cash equivalents and restricted cash at beginning of year	189,754	86,222
Cash, cash equivalents and restricted cash at end of year	$121,190	$189,754

Supplemental cash flow information:
Cash paid for interest	$30,074	$25,967

Note: Minor differences in totals may exist due to rounding.

Supplemental Information - Non-GAAP Financial Measures

This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”) measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations, that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide and provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not solely rely on any single non-GAAP financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

(1) Adjusted net income and Basic and Diluted adjusted net income per share

Adjusted net income and Basic and Diluted adjusted net income per share represent Net income and Basic and Diluted net income per share, respectively, as adjusted to exclude costs incurred directly associated with the Proposed Merger, unrealized gains and losses on FFAs and bunker swaps, gains and losses on debt extinguishment, and impairment of operating lease right-of-use assets. The Company utilizes derivative instruments such as FFAs and bunker swaps to partially hedge against its underlying long physical position in ships (as represented by owned and third-party chartered-in vessels). As the Company does not apply hedge accounting to these derivative instruments, unrealized mark-to-market gains and losses on forward hedge positions impact current quarter results, causing timing mismatches in the Consolidated Statements of Operations. Additionally, we believe that gains and losses on debt extinguishment and impairment of operating lease right-of-use assets are not representative of our normal business operations. We believe that Adjusted net income and Adjusted net income per share are more useful to analysts and investors in comparing the results of operations and operational trends between periods and relative to other peer companies in our industry. Our Adjusted net income should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. As noted above, our Adjusted net income and Adjusted net income per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net income in the same manner.

The following table presents the reconciliation of our Net income to Adjusted net income:

Reconciliation of GAAP Net income to Adjusted net income
(in thousands, except share and per-share data)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$6,651	$23,265	$22,728	$248,009
Adjustments to reconcile net income to adjusted net income:
Costs incurred directly associated with the Proposed Merger	6,283	—	6,283	—
(Gain)/loss on debt extinguishment	—	(4)	—	4,169
Unrealized loss on FFAs and bunker swaps	60	10,449	496	1,933
Impairment of operating lease right-of-use assets	—	2,212	722	2,212
Adjusted net income	$12,994	$35,922	$30,229	$256,322

Weighted average shares outstanding:
Basic	9,320,404	13,003,666	11,090,064	12,989,951
Diluted (1)	12,720,902	16,361,040	14,473,631	16,313,447

Per share amounts:
Basic adjusted net income	$1.39	$2.76	$2.73	$19.73
Diluted adjusted net income	$1.13	$2.28	$2.48	$16.08

(1)Diluted weighted average shares outstanding for the three months and year ended December 31, 2023 and 2022 includes dilutive potential common shares related to the Convertible Bond Debt based on the if-converted method and potential common shares related to stock awards and options based on the treasury stock method, unless to do so would have been anti-dilutive to Diluted adjusted net income per share.

Note: Minor differences in totals may exist due to rounding.

EBITDA and Adjusted EBITDA

We define EBITDA as Net income under GAAP adjusted for interest, income taxes and depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other peer companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA represents EBITDA adjusted to exclude certain non-cash, one-time and other items that the Company believes are not indicative of the ongoing performance of its core operations such as costs incurred directly associated with the Proposed Merger, vessel impairment, gains and losses on sale of vessels, impairment of operating lease right-of-use assets, unrealized gains and losses on FFAs and bunker swaps, gains and losses on debt extinguishment and stock-based compensation expense.

The following table presents a reconciliation of our Net income to EBITDA and Adjusted EBITDA:

Reconciliation of GAAP Net income to EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$6,651	$23,265	$22,728	$248,009
Adjustments to reconcile net income to EBITDA:
Interest expense	7,597	3,959	23,602	16,981
Interest income	(1,565)	(1,818)	(6,704)	(2,918)
Income taxes	—	—	—	—
EBIT	12,683	25,406	39,626	262,071
Depreciation and amortization	15,486	15,914	60,521	61,155
EBITDA	28,169	41,320	100,147	323,227
Non-cash, one-time and other adjustments to EBITDA(1):	8,155	14,251	(4,738)	5,113
Adjusted EBITDA	$36,324	$55,571	$95,409	$328,339

(1)One-time and other adjustments to EBITDA for the three months and year ended December 31, 2023 and 2022 includes costs incurred directly associated with the Proposed Merger, (gain)/loss on sale of vessels, impairment of operating lease right-of-use assets, unrealized (gain)/loss on FFAs and bunker swaps, (gain)/loss on debt extinguishment, and stock-based compensation expense.

Note: Minor differences in totals may exist due to rounding.

TCE revenue and TCE

Time charter equivalent revenue (“TCE revenue”) and time charter equivalent (“TCE”) are non-GAAP financial measures that are commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE revenue as revenues, net less voyage expenses and charter hire expenses, adjusted for realized gains and losses on FFAs and bunker swaps and defines TCE as TCE revenue divided by the number of owned available days. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues. TCE provides additional meaningful information in conjunction with Revenues, net, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their performance. Our TCE revenue and TCE should not be considered alternatives to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our TCE revenue and TCE may not be comparable to similarly titled measures of another company because all companies may not calculate TCE revenue and TCE in the same manner.

The following table presents the reconciliation of our Revenues, net to TCE:

Reconciliation of Revenues, net to TCE revenue and TCE
(in thousands, except Owned available days and TCE)

	For the Three Months Ended		For the Years Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues, net	$104,589	$151,441	$393,799	$719,847
Less:
Voyage expenses	(23,949)	(42,677)	(106,686)	(163,385)
Charter hire expenses	(5,520)	(17,337)	(36,534)	(81,103)
Realized (loss)/gain on FFAs and bunker swaps	(307)	11,027	2,448	15,791
TCE revenue	$74,813	$102,455	$253,027	$491,150

Owned available days	4,627	4,644	18,418	18,243
TCE	$16,169	$22,062	$13,738	$26,923

Note: Minor differences in totals may exist due to rounding.

Adjusted vessel operating expenses and Adjusted DVOE

Adjusted vessel operating expenses and Adjusted DVOE are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements to assess our operating performance as compared to that of other peer companies in our industry. The Company defines Adjusted vessel operating expenses as vessel operating expenses presented in accordance with U.S. GAAP, adjusted to exclude one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of our vessels and discretionary spending associated with hull and hold upgrades and defines Adjusted DVOE as Adjusted vessel operating expenses divided by the number of ownership days. Ownership days is the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Adjusted vessel operating expenses and Adjusted DVOE provide additional meaningful information in conjunction with Vessel operating expenses, the most directly comparable GAAP measure. Our Adjusted vessel operating expenses and Adjusted DVOE should not be considered alternatives to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted vessel operating expenses and Adjusted DVOE may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted vessel operating expenses and Adjusted DVOE in the same manner.

The following table presents the reconciliation of our Vessel operating expenses to Adjusted vessel operating expenses and Adjusted DVOE:

Reconciliation of Vessel operating expenses to Adjusted vessel operating expenses and Adjusted DVOE
(in thousands, except Ownership days and Adjusted DVOE)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Vessel operating expenses	$29,384	$35,718	$120,461	$123,932
Less:
Adjustments to vessel operating expenses(1):	(12)	(1,878)	(3,559)	(3,673)
Adjusted vessel operating expenses	$29,372	$33,840	$116,902	$120,259

Ownership Days	4,784	4,837	19,209	19,261
Adjusted DVOE	$6,140	$6,996	$6,086	$6,244

Note: Minor differences in totals may exist due to rounding.

Important Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between Star Bulk Carriers Corp. (“Star Bulk”) and Eagle. In connection with the proposed transaction, Star Bulk filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 that includes a proxy statement of Eagle that also constitutes a prospectus of Star Bulk. After the registration statement was declared effective, the definitive proxy statement/prospectus was mailed to shareholders of Eagle on or about February 12, 2024. Star Bulk and Eagle may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement/prospectus, Form F-4 or any other document which Star Bulk or Eagle have or may file with the SEC. Investors and security holders of Star Bulk and Eagle are urged to read the proxy statement/prospectus, Form F-4 and all other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about Star Bulk, Eagle, the transaction and related matters. Investors are able to obtain free copies of the proxy statement/prospectus and Form F-4 and other documents filed with the SEC by Star Bulk and Eagle through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Star Bulk are available free of charge on Star Bulk’s investor relations website at https://www.starbulk.com/gr/en/ir-overview/. Copies of documents filed with the SEC by Eagle are available free of charge on Eagle’s investor relations website at https://ir.eagleships.com.
Participants in the Solicitation
Star Bulk, Eagle and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Eagle securities in connection with the proposed transaction. Information regarding these directors and executive officers and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Form F-4 and proxy statement/prospectus regarding the proposed transaction and other relevant materials filed and to be filed with the SEC by Star Bulk and Eagle. Information regarding Star Bulk’s directors and executive officers is available in “Part I. Item 6. Directors, Senior Management and Employees” of Star Bulk’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on March 7, 2023. Information regarding Eagle’s directors and executive officers is available in the sections entitled “Corporate Governance—The Board of Directors” and “Executive Officers” of Eagle’s proxy statement relating to its 2023 annual meeting of shareholders filed with the SEC on April 27, 2023. These documents are available free of charge from the sources indicated above.
No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Glossary of Terms:
Chartered-in days: We define chartered-in days as the aggregate number of days in a period during which we charter-in vessels under operating leases. The Company charters-in vessels on a long-term and short-term basis.
Owned available days: We define owned available days as the number of ownership days less the aggregate number of days that our owned vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys and other reasons which prevent the vessel from performing under a charter party in a period. The shipping industry uses owned available days to measure the number of days in a period during which owned vessels should be capable of generating revenues.
Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
Definitions of Capitalized Terms
Convertible Bond Debt: Convertible Bond Debt refers to 5.0% Convertible Senior Notes due 2024 issued by the Company on July 29, 2019 that will mature on August 1, 2024.

Global Ultraco Debt Facility: Global Ultraco Debt Facility refers to the senior secured credit facility entered into by Eagle Bulk Ultraco LLC (“Eagle Ultraco”), a wholly-owned subsidiary of the Company, along with certain of its vessel-owning subsidiaries as guarantors, with the lenders party thereto (the “Lenders”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”) as security trustee, structurer, sustainability coordinator and facility agent. The Global Ultraco Debt Facility provides for an aggregate principal amount of $485.3 million, which consists of (i) a term loan facility in an aggregate principal amount of $300.3 million (the “Term Facility”) and (ii) a revolving credit facility in an aggregate principal amount of $185.0 million (the “Revolving Facility”). The Global Ultraco Debt Facility is secured by 52 of the Company's vessels. As of December 31, 2023, $49.1 million remains undrawn under the Revolving Facility.
Proposed Merger: On December 11, 2023, the Company, Star Bulk, and Star Infinity Corp., a wholly-owned subsidiary of Star Bulk (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to approval of the Company’s shareholders and the satisfaction or (to the extent permitted by law) waiver of other specified closing conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Star Bulk.
Conference Call
Following the previously announced entry into the Merger Agreement and pendency of the merger, which remains subject to shareholder approval and the satisfaction of or (to the extent permitted by law) waiver of other specified closing conditions, the Company will not be hosting a conference call in conjunction with its fourth quarter earnings release. Please direct any questions regarding this earnings release to Eagle Bulk Shipping Inc.’s Investor Relations department at investor@eagleships.com.
About Eagle Bulk Shipping Inc.
The Company is a U.S.-based, fully integrated shipowner-operator, providing global transportation solutions to a diverse group of customers including miners, producers, traders and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, the Company focuses exclusively on the versatile midsize drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.
Website Information
We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements
Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements in this release reflect management’s current expectations and observations with respect to future events and financial performance. Where we express an expectation or belief as to future events or results, including future plans with respect to financial performance, the payment of dividends and/or repurchase of shares, or future actions of holders of the Convertible Bond Debt, including whether or not to elect to convert any portion of the Convertible Bond Debt prior to its maturity date, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include market freight rates, which fluctuate based on various economic and market conditions, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the purchase price of our vessels and our vessels’ estimated useful lives and scrap value, general and administrative expenses, and financing costs related to our indebtedness. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct, does not undertake any duty to update them and disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) volatility of freight rates driven by changes in demand for seaborne transportation of drybulk commodities and in supply of drybulk shipping capacity; (ii) changes in drybulk carrier capacity driven by levels of newbuilding orders, scrapping rates or fleet utilization; (iii) changes in rules and regulations applicable to the drybulk industry, including, without limitation, regulations of the International Maritime Organization and the European Union (the “EU”), requirements of the Environmental Protection Agency and other governmental and quasi-governmental agencies; (iv) changes in U.S., United Kingdom, United Nations and EU economic sanctions and trade embargo laws and regulations as well as equivalent economic sanctions laws of other relevant jurisdictions; (v) actions taken by regulatory authorities including, without limitation, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (vi) changes in the typical seasonal variations in drybulk freight rates; (vii) changes in national and international economic and political conditions including, without limitation, the current conflicts between Russia and Ukraine and Israel and Hamas, the current economic and political environment in China and the environment in historically high-risk geographic areas such as the South China Sea, the Indian Ocean, the Gulf of Guinea and the Gulf of Aden; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking costs); (ix) the duration and impact of the novel coronavirus (“COVID-19”) pandemic and measures implemented by governments of various countries in response to the COVID-19 pandemic; (x) volatility of the cost of fuel; (xi) volatility of costs of labor and materials needed to operate our business due to inflation; (xii) any legal proceedings which we may be involved from time to time; and (xiii) other factors listed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. The Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected.
Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Constantine Tsoutsoplides
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

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Source: Eagle Bulk Shipping Inc.